UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015 (December 1, 2015)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to United States Accounts Receivable Credit Facility

Certain domestic subsidiaries of Greif, Inc. (the “Company”) are parties to a United States accounts receivable credit facility (the “Facility”) with PNC Bank (“PNC”). On December 1, 2015, the Facility was amended to reduce the Facility’s limit from $170 million to $150 million. The Company initiated this amendment to reduce the Facility’s limit because the Company was not utilizing the full amount of the Facility and the reduction in the Facility’s limit will reduce the facility fees payable under the Facility.

Filed as Exhibit 10.1 to this Current Report on Form 8-K is Amendment No. 1, dated as of December 1, 2015, to the Amended and Restated Transfer and Administration Agreement, dated as of September 30, 2013, by and among certain of the Company’s domestic subsidiaries and PNC.

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2015, Greif, Inc. (the “Company”) issued a press release announcing that David B. Fischer was stepping-down as President and Chief Executive Officer, effective October 31, 2015. On December 4, 2015, the Company and Mr. Fischer entered into an agreement regarding his separation from the Company. Under the separation agreement, Mr. Fischer agreed to resign as a member of the Board of Directors of the Company and as a member of each board of directors or management board and as an officer of all subsidiaries and affiliates of the Company, effective as of October 31, 2015. As previously announced, Mr. Fischer will remain as an employee of the Company through December 31, 2015 to assist with the CEO transition. Under the separation agreement, he will continue to receive his current base salary until December 31, 2015.

The following provides a brief description of the material terms of the separation agreement:

•	Mr. Fischer will receive severance payments in the total amount of $2,150,000 payable over a 104-week period beginning January 1, 2016 (the “Severance Period”). If Mr. Fischer commences “Active Work” (as defined in the separation agreement) during the Severance Period, then no further portion of the severance payments will be payable to Mr. Fischer.

•

Mr. Fischer will receive a bonus payment under the Company’s long term incentive plan (the “LTIP”) for the three-year period ending on October 31, 2015 that corresponds to the Performance Criteria (as defined in the LTIP) determined by the Special Subcommittee on Compensation of the Company’s Board of

Directors (the “Subcommittee”) to have been met during such three-year period in an amount equal to $990,000 multiplied by 3.30 multiplied by the Target Factor (as defined in the LTIP). This bonus payment will be paid to Mr. Fischer within 10 days after payments under the LTIP are paid to eligible employees of the Company.

•	Mr. Fischer will receive a bonus payment under the Company’s short term incentive plan (the “STIP”) based on the return on net asset performance for the fiscal year ending on October 31, 2015 that corresponds to the Target Bonus Achieved (as defined in the STIP) determined by the Subcommittee to have been met during such fiscal year in an amount equal to $1,010,000 multiplied by 1.10 multiplied by the Target Bonus Achieved. This bonus payment will be paid to Mr. Fischer at the same time as payments under the STIP are paid to eligible employees of the Company.

•	The separation agreement confirms that Mr. Fischer has 11 years of vested service under the Company’s supplemental executive retirement plan and is fully vested in such plan’s benefits.

•	Mr. Fischer will be reimbursed for up to $20,000 of legal fees and expenses and for up to $15,000 of fees for financial planning and related professional services.

•	The Company will pay a portion of Mr. Fischer’s health care premiums related to his coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for up to 18 months so that the portion of the COBRA premiums paid by Mr. Fischer will be equal to the amount paid by active employees for their group health coverage.

•	Mr. Fischer will be subject to customary restrictive covenants concerning confidentiality, noncompetition, nonsolicitation and nondisparagement.

•	The separation agreement contains other customary terms for an agreement of this nature, such as a release of claims.

Filed as Exhibit 10.2 to this Current Report on Form 8-K is the separation agreement between the Company and Mr. Fischer.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1, dated as of December 1, 2015, to the Amended and Restated Transfer and Administration Agreement, dated as of September 30, 2013, by and among Greif Receivables Funding LLC, Greif Packaging LLC, Delta Petroleum Company, Inc., American Flange & Manufacturing Co., Inc., and Trilla-St. Louis Corporation, as originators, and PNC Bank, National Association, as a Committed Investor, Managing Agent and Administrator and the Agent.

10.2	Separation Agreement of CEO, dated as of December 4, 2015, between David Fischer and Greif Packaging LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: December 7, 2015	By	/s/ Gary R. Martz
Gary R. Martz Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1, dated as of December 1, 2015, to the Amended and Restated Transfer and Administration Agreement, dated as of September 30, 2013, by and among Greif Receivables Funding LLC, Greif Packaging LLC, Delta Petroleum Company, Inc., American Flange & Manufacturing Co., Inc., and Trilla-St. Louis Corporation, as originators, and PNC Bank, National Association, as a Committed Investor, Managing Agent and Administrator and the Agent.

10.2	Separation Agreement of CEO, dated as of December 4, 2015, between David Fischer and Greif Packaging LLC.

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